EXHIBIT 99.1

Citigroup Inc.
CHF 300,000,000 2.75% Fixed / Floating Rate
Callable Subordinated Notes due April 2021
under the
Programme for the issuance of
Euro Medium-Term Notes, Series B

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1.	Issuer:	Citigroup Inc.
2.	Specified Currency:	Swiss Francs ("CHF").
3.	Aggregate Nominal Amount:	CHF 300,000,000.
4.	Issue Price:	100.664% of the Aggregate Nominal Amount.
5.	Specified Denominations:	CHF 5,000 per Note.
6.	Issue Date:	April 6, 2006.
7.	Maturity Date:	April 6, 2021.
8.	Interest Basis:
The Notes bear interest payable annually in arrears at a fixed rate as described below from, and including, the Issue Date to, but excluding, April 6, 2016 (the "Fixed Rate Period"). The Notes bear interest payable quarterly in arrears at a floating rate as described below from, and including, April 6, 2016 to, but excluding the Maturity Date (the "Floating Rate Period").

9.	Redemption/Payment Basis:	Redemption at par.
10.	Change of Interest or Redemption/Payment Basis:	As specified above in Item 8.
11.	Put/Call Options:	Issuer Call (as specified in Item 16).
12.	Status of the Notes:	Subordinated.
13.	Listing:	SWX Swiss Exchange.

PROVISIONS RELATING TO INTEREST

14.	Fixed Rate Note Provisions:	Applicable during the Fixed Rate Period.
	(i) Rate of Interest:	2.75% per annum payable annually in arrears.
	(ii) Interest Payment Dates:	April 6 in each year from, and including, April 6, 2007 to, and including, April 6, 2016.
	(iii) Fixed Coupon Amount:	CHF 137.50 per Note of CHF 5,000
	(iv) Day Count Fraction:	30/360.
15.	Floating Rate Note Provisions:	Applicable during the Floating Rate Period.
	(i) Rate of Interest:	3-month CHF LIBOR plus the Margin payable quarterly in arrears.
	(ii) Interest Payment Dates:	January 6, April 6, July 6 and October 6 in each year, commencing July 6, 2016 and including the Maturity Date.
	(iii) Business Day Convention:	Modified Following Business Day Convention.
	(iv) Additional Business Center:	Zurich.
	(v) Manner in which the Rate of Interest is determined:	Screen Rate Determination.
(vi) Screen Rate Determination:
	- Reference Rate:	3 month CHF LIBOR.
	- Interest Determination Dates:	The second London business day preceding the first day of the relevant Interest Period.
	- Relevant Screen Page:	Telerate page 3740.
	- Relevant Time:	11.00 a.m. London time.
	- Relevant Financial Centre:	London.
	(vii) Margin:	+ 1.20% per annum.
	(viii) Minimum Rate of Interest:	Not Applicable.
	(ix) Maximum Rate of Interest:	Not Applicable.
	(x) Day Count Fraction:	Actual/360.

PROVISIONS RELATING TO REDEMPTION

16.	Call Option:	Applicable.
	(xi) Optional Redemption Dates:	April 6, 2016 and any Interest Payment Date thereafter.
	(xii) Optional Redemption Amount:	Par plus accrued and unpaid interest
	(xiii) If redeemable in part:	Not Applicable.
17.	Put Option:	Not Applicable.
18.	Final Redemption Amount of each Note:	Par.
19.	Early Redemption Amount of each Note:	Par, payable on redemption for taxation reasons

GENERAL PROVISIONS APPLICABLE TO THE NOTES

20.	Form of Notes:	Bearer Notes. The Notes will be represented by a Permanent Global Note. Each Noteholder retains a co-ownership in the Permanent Global Note to the extent of its claim against the Issuer and the Noteholders have no right to call for definitive Notes.
21.	Additional Financial Centers or other special provisions relating to Payment Dates:	Zurich.
22.	Redenomination, renominalisation and reconventioning provisions:	Not Applicable.
23.	Consolidation provisions:	Applicable in the event of further issuances.

DISTRIBUTION

24.	TEFRA:	The D Rules are applicable.

OPERATIONAL INFORMATION

25.	ISIN Code:	CH024683192.
26.	Common Code:	024677737.
27.	Swiss Security Number:	2 468 319.